Exhibit 99.1

NEWMARKET CORPORATION REPORTS FIRST QUARTER 2015 RESULTS

•	Net Income of $63.9 Million, Up 11% Compared to First Quarter 2014

•	Record First Quarter Shipments, Up 1.5% Over First Quarter 2014

•	Petroleum Additives Operating Profit up 9% Over First Quarter 2014

Richmond, VA, April 22, 2015 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the first quarter of 2015.

Net income for the first quarter of 2015 increased to $63.9 million, or $5.14 per share, an improvement of 11.2% over net income for the first quarter of 2014 of $57.5 million, or $4.43 per share. Earnings for both the first quarter of this year and last year included an unfavorable impact from valuing an interest rate swap at fair value. Excluding this item, EPS for the first quarter of 2015 would have been $5.26 per share, compared to $4.54 per share for the first quarter of last year (see Summary of Earnings table below).

Petroleum additives began 2015 with quarterly operating profit of $105.0 million, representing an improvement of 9.2% over last year’s first quarter operating profit of $96.2 million. Lower raw material costs between the quarterly periods resulting from lower prices were the primary driver of the increase. Sales of petroleum additives for this year’s first quarter were $554.8 million, down 3.4% versus the same period last year, mainly due to changes in foreign currency rates. We had record first quarter shipments in 2015, which were up 1.5% over the prior year quarter.

During the quarter, we funded capital expenditures of $20.4 million primarily to support the construction of the Singapore plant. We also paid dividends of $17.4 million.

We are pleased with our performance and earnings results in the first quarter of this year. We have made significant investments in people, research and development activities, and technical and production facilities over the past several years, and expect to continue to do so in the future. Doing so will help to ensure that we are well-positioned to deliver goods and services our customers value while continuing to provide solid returns for our shareholders. We believe this long-term strategy will help us achieve our plan to exceed the industry growth rate, which is currently estimated to be 1% to 2% over the next five years.

	Summary of Earnings (In millions, except per-share amounts)
	First Quarter Ended March 31
	2015	2014

Net Income:
Net income	$63.9	$57.5
Loss (gain) on interest rate swap agreement	1.5	1.4

Income excluding the above special items	$65.4	$58.9

Diluted Earnings Per Share:
Net income	$5.14	$4.43
Loss (gain) on interest rate swap agreement	0.12	0.11

Income excluding the above special items	$5.26	$4.54

Sincerely,

Thomas E. Gottwald

The results for this year and last year include the impact of valuing an interest rate swap at fair value. The Company is reporting net income and related per share amounts including this item, as well as excluding it, in the Summary of Earnings included in the earnings release. The Segment Results and Other Financial Information table included in this earnings release includes a non-GAAP financial measure, Income before Special Items and Income Tax Expense, which is reconciled to a GAAP measure. The Company has also included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as income from continuing operations, before the deduction of interest and financing expenses, income taxes, depreciation and amortization. EBITDA is shown on the schedule both including and excluding the interest rate swap agreement. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to net income determined under GAAP.

As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, April 23, 2015 to review first quarter 2015 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until April 30, 2015 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The conference ID number is 13605985. A webcast replay will be available for 30 days.

NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, availability of raw materials and distribution systems; disruptions at manufacturing facilities, including single-sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; failure to attract and retain a highly-qualified workforce; hazards common to chemical businesses; competition from other manufacturers; sudden or sharp raw material price increases; gain or loss of significant customers; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; an information technology system failure; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; and inability to complete future acquisitions or successfully integrate future acquisitions into our business; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2014 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti

Investor Relations

Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue:
Petroleum additives	$554,765	$574,045
All other (a)	4,801	2,377

Total	$559,566	$576,422

Segment operating profit:
Petroleum additives	$105,025	$96,179
All other (a)	2,099	535

Segment operating profit	107,124	96,714

Corporate unallocated expense	(7,015)	(6,553)
Interest and financing expenses	(3,816)	(4,164)
Other (expense) income, net	(248)	31

Income before special items and income tax expense	96,045	86,028

(Loss) gain on an interest rate swap agreement (b)	(2,408)	(2,233)

Income before income tax expense	$93,637	$83,795

Net income	$63,947	$57,523

Earnings per share - basic and diluted	$5.14	$4.43

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the results of our tetraethyl lead (TEL) business, as well as certain contract manufacturing performed by Ethyl Corporation.
(b)	The (loss) gain on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the changes to fair value of the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2015	2014
Net sales	$559,566	$576,422
Cost of goods sold	378,294	414,492

Gross profit	181,272	161,930

Selling, general, and administrative expenses	41,809	39,548
Research, development, and testing expenses	39,685	32,207

Operating profit	99,778	90,175
Interest and financing expenses, net	3,816	4,164
Other income (expense), net	(2,325)	(2,216)

Income before income tax expense	93,637	83,795
Income tax expense	29,690	26,272

Net income	$63,947	$57,523

Earnings per share - basic and diluted	$5.14	$4.43

Cash dividends declared per share	$1.40	$1.10

Notes to Consolidated Statements of Income

On June 25, 2009, we entered into an interest rate swap. Other income (expense), net includes the loss on the interest rate swap of $2.4 million for the three months ended March 31, 2015 and $2.2 million for the three months ended March 31, 2014. We are not using hedge accounting to record the changes to fair value of the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$119,243	$103,003
Trade and other accounts receivable, less allowance for doubtful accounts ($467 - 2015; $443 - 2014)	303,334	302,803
Inventories	345,414	348,420
Deferred income taxes	5,487	7,837
Prepaid expenses and other current assets	37,873	35,128

Total current assets	811,351	797,191

Property, plant, and equipment, at cost	1,025,540	1,016,868
Less accumulated depreciation and amortization	706,970	709,009

Net property, plant, and equipment	318,570	307,859

Prepaid pension cost	16,693	16,082
Deferred income taxes	50,544	48,499
Intangibles (net of amortization) and goodwill	15,260	16,859
Deferred charges and other assets	45,252	45,435

Total assets	$1,257,670	$1,231,925

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$136,325	$137,688
Accrued expenses	78,661	86,539
Dividends payable	15,738	15,721
Income taxes payable	21,237	6,462
Other current liabilities	5,173	13,264

Total current liabilities	257,134	259,674

Long-term debt	373,541	363,526
Other noncurrent liabilities	184,105	187,684

Shareholders’ equity:
Common stock and paid-in capital (without par value); issued and outstanding - 12,443,241 in 2015 and 12,446,365 in 2014	426	—
Accumulated other comprehensive loss	(163,467)	(139,160)
Retained earnings	605,931	560,201

Total shareholders’ equity	442,890	421,041

Total liabilities and shareholders’ equity	$1,257,670	$1,231,925

NEWMARKET CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands, unaudited)

	Three Months Ended March 31,
	2015	2014

Net income	$63,947	$57,523
Depreciation and amortization	10,186	10,258
Cash pension and postretirement contributions	(6,730)	(5,202)
Noncash pension and postretirement expense	5,837	3,654
Working capital changes	(13,806)	(66,764)
Capital expenditures	(20,424)	(9,251)
Net borrowings under revolving credit facility	10,000	6,000
Repurchases of common stock	(1,042)	(77,061)
Dividends paid	(17,421)	(14,200)
All other	(14,307)	2,997

Increase (decrease) in cash and cash equivalents	$16,240	$(92,046)

NEWMARKET CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL INFORMATION

(In thousands, unaudited)

	Three Months Ended March 31,
	2015	2014

Net Income	$63,947	$57,523
Add:
Interest and financing expenses, net	3,816	4,164
Income tax expense	29,690	26,272
Depreciation and amortization	9,914	9,903

EBITDA	107,367	97,862
Plus (less): loss (gain) on interest rate swap agreement	2,408	2,233

EBITDA, as adjusted	$109,775	$100,095